UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 12, 2025

ROGERS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-4347	06-0513860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 W. Chandler Blvd., Chandler, Arizona 85224
(Address of principal executive offices) (Zip Code)

(480) 917-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	par value $1.00 per share	ROG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of President and Chief Executive Officer
R. Colin Gouveia, President and Chief Executive Officer of Rogers Corporation (the “Company”) left the Company on July 12, 2025. In connection with his departure, Mr. Gouveia resigned from the Board of Directors of the Company (the “Board”) on the same date.
Mr. Gouveia will receive severance payments and benefits under the Company’s Executive Severance Plan, subject to the terms and conditions thereof (including his execution of a general release of claims and compliance with certain restrictive covenants, including non-competition and non-solicitation covenants). The Executive Severance Plan was previously disclosed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the Securities and Exchange Commission on February 26, 2025.
Appointment of Interim President and Chief Executive Officer
On July 12, 2025, the Board appointed Ali El-Haj as Interim President and Chief Executive Officer, to lead the Company on an interim basis while the Board conducts a search for a new President and Chief Executive Officer.
Mr. El-Haj and the Company have entered into an offer letter in connection with his appointment, which provides for an annual base salary of $750,000 and a target annual incentive equal to 100% of base salary under the Company’s Annual Incentive Compensation Plan (“AICP”), starting with the 2026 performance year. Mr. El-Haj will not be eligible to participate in the AICP for the 2025 performance year. Mr. El-Haj will receive a sign-on cash bonus of $350,000, which he will be required to repay if he voluntarily resigns from the Company or his employment is terminated for cause before January 1, 2026. In addition, Mr. El-Haj will receive an initial restricted stock unit grant with a value of $1,500,000. Subject to Mr. El-Haj’s continued employment, the award will vest upon the one-year anniversary of his start date, with accelerated vesting upon death, disability and a termination without cause, subject to a release. The offer letter provides that Mr. El-Haj will not be entitled to severance benefits upon a termination of employment. The offer letter also requires Mr. El-Haj to enter into an Employment, Invention, Confidentiality and Non-Compete Agreement with the Company, which provides for confidentiality of trade secrets and confidential information and sets forth certain restrictive covenants. The foregoing description of the offer letter is not complete and is qualified in its entirety by reference to the full text of the offer letter filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Set forth below is the biographical information of Mr. El-Haj, as required by Item 401 of Regulation S-K:
From March 2025 through July 11, 2025, Mr. El-Haj served as an independent management consultant for the Company. From May 2020 to December 2024, Mr. El-Haj served as Chief Executive Officer and as a member of the board of directors of Techniplas, a company that specializes in providing advanced manufacturing solutions, primarily focusing on the automotive industry. Before that, Mr. El-Haj held many executive and other leadership positions, including as the President and Chief Executive Officer and a member of the board of directors of Cap-Con Automotive (2007 – 2017), and as President of Casco Products (2001 - 2007).
There are no arrangements or understandings between Mr. El-Haj and any other person pursuant to which he was appointed as an officer or director and Mr. El-Haj does not have a direct or indirect material interest in any “related party” transaction required to be separately disclosed pursuant to Item 404(a) of Regulation S-K. Mr. El-Haj does not have any family relationships with any of the Company’s directors or executive officers.
Additional Named Executive Officer Departure
Lawrence E. Schmid, Senior Vice President of Global Operations of the Company, left the Company on July 14, 2025. Mr. Schmid will receive severance payments and benefits under the Company’s Executive Severance Plan, subject to the terms and conditions thereof (including his execution of a general release of claims and compliance with certain restrictive covenants, including non-competition and non-solicitation covenants).
Item 8.01 Other Events.
On July 14, 2025, the Company issued a press release announcing the departure of Mr. Gouveia and the appointment of Mr. El-Haj to Interim President and Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1*	Offer Letter, dated July 12, 2025, by and between Rogers Corporation and Ali El-Haj
99.1	Press release issued by Rogers Corporation on July 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Management contract or compensatory plan or arrangement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION
(Registrant)

Date: July 14, 2025	By:	/s/ Jessica A. Morton
Jessica A. Morton
Senior Vice President, General Counsel and Corporate Secretary